Franklin Financial Network Names Steve Groom General Counsel And Executive Vice President

FRANKLIN, Tenn., July 5, 2019 /PRNewswire/ -- Franklin Financial Network, Inc. (NYSE: FSB), the parent company of Franklin Synergy Bank, today announced that Steve Groom has joined the Company as General Counsel and Executive Vice President.

Groom has more than 40 years of experience as an attorney and comes most recently from the Nashville law firm of Neal & Harwell. In addition to the time he spent with private law firms, Steve has spent more than 27 years in executive and general counsel roles with two large public companies.

Steve earned his bachelor's degree from Lipscomb University and earned his J.D. from the University of Memphis Law School. Steve also has attended executive education programs at Harvard University, the Wharton School, and the Kellogg School of Management at Northwestern University.

Steve is married to Natasha Groom and lives in Williamson County. Steve has two sons, Aaron and Jonathan.

Myers Jones, interim CEO at Franklin Financial and Franklin Synergy Bank, had high praise for Steve. Jones said, "Our Board and Executive Management team are excited to welcome Steve. He has the skills and experience needed for a public company of our size and complexity." Steve will be the bank's first General Counsel. Julian Bibb, who has served as the Company's Chief Legal Counsel, oversaw the process of hiring the Company's first General Counsel. Julian will remain as Senior Vice President and Deputy Counsel.

Franklin Synergy Bank provides a full range of banking, investment, trust and mortgage products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution.

About the Company
Franklin Financial Network, Inc. (NYSE: FSB) is a financial holding company headquartered in Franklin, Tennessee. The Company's wholly owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $4.2 billion at March 31, 2019, the Bank currently operates through 15 branches in the growing Williamson, Rutherford and Davidson Counties, all within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial-100 Index, the FTSE Russell 2000 Index and the S&P SmallCap 600 Index, is available at www.FranklinSynergyBank.com.

Contact:
Chris Black
EVP, Chief Financial Officer
(615) 721-6096
chris.black@franklinsynergy.com